UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2005

7-Eleven, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-16626	75-1085131
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

2711 North Haskell Avenue

Dallas, Texas 75204-2906

(Address of principal executive offices)

Registrant's telephone number, including area code: (214) 828-7011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As of January 28, 2005, 7-Eleven, Inc. (the "Registrant") has entered into employment agreements (the "Employment Agreements") with the following executive officers (the "Executive Officers") of the Registrant:

--James W. Keyes, President and Chief Executive Officer;

--Gary R. Rose, Executive Vice President and Chief Operating Officer;

--Bryan F. Smith, Jr., Executive Vice President, General Counsel and Secretary; and

--David M. Podeschi, Senior Vice President, Merchandising.

In addition, the Registrant's Board of Directors has approved a similar employment agreement for the Registrant's Senior Vice President and Chief Financial Officer, Edward W. Moneypenny. At the time of this filing, Mr. Moneypenny had not yet executed his agreement.

The Employment Agreements have an initial term of three years and automatically renew for successive one-year terms unless either party gives notice of termination at least 90 days before the expiration of the then-current term.

The Employment Agreements address the rights of the Executive Officers to payments and other benefits following termination under certain circumstances. These benefits range from a Voluntary Termination--in which case the Employment Agreement provides the Executive Officer no benefits beyond those provided to management employees generally--to an Involuntary Termination or Good Reason Termination, in which case the Executive Officer will be entitled to continued base salary and targeted bonus for a period ranging from two years (in the case of the Registrant's Senior Vice Presidents) to three years (in the case of Mr. Keyes) and certain other benefits as specified in the Employment Agreements.

In addition, the Employment Agreement with Mr. Keyes requires the Registrant to make an additional payment to him if any payment under the Employment Agreement is treated under the Internal Revenue Code as contingent on a change of ownership or control of the Registrant or in the ownership of a substantial portion of the Registrant's assets. In that event, the Registrant must provide Mr. Keyes with an additional payment to cover any excise taxes that may be owed, including any taxes triggered by the additional payment.

The Employment Agreements also contain noncompetition and confidentiality provisions and other provisions customarily found in executive employment agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

7-ELEVEN, INC.

Date: February 3, 2005

/s/ BRYAN F. SMITH, JR.

Bryan F. Smith, Jr.

Executive Vice President, General Counsel

and Secretary